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                     September 27, 2022

       Franklin Ogele
       Chief Financial Officer
       Wall Street Acquisitions Corp
       4440 S. Piedras Dr., Ste 136
       San Antonio, TX 78228

                                                        Re: Wall Street
Acquisitions Corp
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed May 5, 2022
                                                            File No. 000-55755

       Dear Mr. Ogele:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction